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                                                                Exhibit 99

(Ohio Casualty Corporation Letterhead)




Analyst contact:
Dennis E. McDaniel
Vice President of Strategic Planning and Investor Relations
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com




For Immediate Release


                Ohio Casualty Corporation Chief Investment Officer
                                Announces Resignation


FAIRFIELD, OHIO, APRIL 7, 2004 -- Ohio Casualty Corporation (NASDAQ: OCAS) has announced the resignation of Senior Vice President and Chief Investment Officer Richard B. Kelly, JD, CPCU, CFA, effective April 16, 2004.

Mr. Kelly, 49, who joined Ohio Casualty in 1986 as an investment analyst and has served in various roles, has accepted a position with another insurer.

Executive Vice President and Chief Financial Officer Donald F. McKee made the following comments: "We wish Rich every success in his new position. We especially appreciate his contributions during the development and execution of our strategies and will miss his expertise in the investment area."

In addition to his CFO responsibilities, Mr. McKee will serve as Interim Chief Investment Officer until a replacement is appointed.


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Corporate Profile
Ohio Casualty Corporation is the holding company of The Ohio Casualty Insurance Company, which is one of six property-casualty subsidiary companies that make up Ohio Casualty Group. The Ohio Casualty Insurance Company was founded in 1919 and is licensed in 49 states. Ohio Casualty Group is ranked 45th among U.S. property/casualty insurance groups based on net premiums written (Best's Review, July 2003). The Group's member companies write auto, home and business insurance. Ohio Casualty Corporation trades on the NASDAQ Stock Market under the symbol OCAS and had assets of approximately $5.2 billion as of December 31, 2003.



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